SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2007

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:     (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Grant for Chief Financial Officer

On July 25, 2007, the Board of Directors of Rubio’s Restaurants, Inc. (the “Company”) approved a stock option grant to Frank Henigman, the Company’s Chief Financial Officer, to purchase 40,000 shares of common stock. The stock option grant was made under and is subject to the terms of the Company’s 1999 Stock Incentive Plan and has an exercise price equal to $9.87 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. The option shares vest and become exercisable in three installments, with one-third of the option shares vesting on July 25, 2008, one-third of the option shares vesting on July 25, 2009 and the final one-third of the option shares vesting on July 25,  2010. The option will expire on the tenth anniversary of the grant, or sooner upon Mr. Henigman’s termination of service to the Company.

Departure of Vice President of Development

The Company's Vice President of Development, Carl Arena, announced his resignation from the Company, effective July 31, 2007. Mr. Arena’s resignation did not result from any disagreement with the Company. The Company has commenced an executive search to identify a new Vice President of Development. During the interim, the Company’s development group will report to Daniel E. Pittard, the Company’s President and Chief Executive Officer, and the real estate group will report to Ralph Rubio, the Company’s Chairman of the Board. The Company will remain focused on its current expansion plan, which calls for opening 16 to 20 new restaurants in 2007 and an annual growth rate of 10% to 15% for the next three to five years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 31, 2007

RUBIO’S RESTAURANTS, INC.

	By:	/s/ Daniel E. Pittard
Daniel E. Pittard
President and Chief Executive Officer